Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-54378 and 333-128232 on Forms S-8 of our report relating to the consolidated financial statements and financial statement schedule of RTI Biologics, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 16, 2009, appearing in this Annual Report on Form 10-K of RTI Biologics, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

March 16, 2009